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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    Form 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) November 2, 1999


                            SOUTHWEST GAS CORPORATION
             (Exact name of registrant as specified in its charter)


               California                      1-7850            88-0085720
     (State or other jurisdiction of         (Commission      (I.R.S. Employer
     incorporation or organization)          File Number)    Identification No.)

       5241 Spring Mountain Road
         Post Office Box 98510
           Las Vegas, Nevada                                     89193-8510
(Address of principal executive offices)                         (Zip Code)


       Registrant's telephone number, including area code: (702) 876-7237





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Item 5.  Other Events

Northern California Expansion Project. In 1995, Southwest Gas Corporation (Southwest) initiated a multi-year, three-phase construction project to expand its northern California service territory and extend service into Truckee, California. The California Public Utilities Commission (CPUC) established a $29.1 million cost cap for the project. Cost overruns experienced during the construction of Phase II of the project have led Southwest to pursue regulatory and legal avenues aimed at minimizing its regulatory disallowance exposure. See
Note 11 of the Notes to Consolidated Financial Statements in the 1998 Annual Report to Shareholders for additional background information.

In February 1999, Southwest petitioned the Supreme Court of the state of California for review of the July 1998 CPUC decision ordering Southwest to complete the project under the terms and scope of the 1995 certificate. In June 1999, the petition for review was denied.

In April 1999, following six months of mediation, Southwest and the Truckee Town Council negotiated a Settlement Agreement and Mutual Release (Agreement) which reconciled disputes and claims against each other. The Agreement addresses the civil suit against the town of Truckee, the remaining project scope, recovery of project costs, and the timing of the next California general rate case, among other items.

During the summer of 1999, Southwest resumed construction on the project. Due to the short construction season, the project will not be completed until 2003. Southwest expects to incur approximately $4 million of construction expenditures in 1999.

In June 1999, Southwest and the town of Truckee filed the Agreement as part of a Joint Petition with the CPUC to modify the certificate of public convenience and necessity granted in 1995 and the related cost recovery mechanism. In this filing, Southwest reduced the estimated remaining cost to complete the project from $25 million to approximately $18 million based on construction bids received. On November 2, 1999, the assigned Administrative Law Judge issued a Draft Decision recommending denial of the Joint Petition and addressing certain issues regarding compliance with existing orders. The parties to the proceeding have 20 days to file comments on the Draft Decision. The Draft Decision is scheduled to be on the agenda at the December 2, 1999 CPUC meeting at which time the CPUC may act on the Draft Decision, postpone action, or consider other alternatives. Both Southwest and representatives of the town of Truckee will be filing comments and working with the CPUC, as allowed under CPUC rules, to obtain approval of the Joint Petition as filed.

Management believes there is a reasonable possibility these efforts will be successful and the CPUC will ultimately approve the Joint Petition. If the Joint Petition is approved, Southwest would reduce its regulatory disallowance exposure from approximately $17 million to approximately $2 million, pretax, based on current estimates to complete the project. If not approved, Southwest will resume its pursuit of other regulatory and legal avenues with the intent of reversing or mitigating the effects of the CPUC decisions to complete the project under its original terms and scope. Once a final order is issued, an evaluation of the likelihood of success of these other avenues can be made. Pending a final decision by the CPUC, Southwest has not recorded any additional write-offs for this project beyond an $8 million charge recognized in the fourth quarter of 1997.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          SOUTHWEST GAS CORPORATION




Date: November 8, 1999                        /s/ EDWARD A. JANOV
                                         -----------------------------
                                               Edward A. Janov
                                         Vice President/Controller and
                                           Chief Accounting Officer